                                                                     EXHIBIT 5.1

                                June 13, 2007

Ford Credit Auto Receivables Two LLC
c/o Ford Credit SPE Management Office
One American Road
Dearborn, Michigan 48126

          Re: Registration Statement Form S-3
              for Ford Credit Auto Owner Trusts (the "Registration Statement")

Ladies and Gentlemen:

     We have acted as special counsel to Ford Credit Auto Receivables Two LLC (the "Depositor") and Ford Motor Credit Company LLC ("Ford Credit") in connection with the Registration Statement, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the issuance of asset backed securities (the "Notes"). The Notes will be issued by a trust (each, a "Trust") to be formed pursuant to a trust agreement (the "Trust Agreement") to be entered into between the Depositor and an owner trustee (the "Owner Trustee"). The Notes will be issued under an indenture (the "Indenture") to be entered into between the Trust and an indenture trustee (the "Indenture Trustee").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the form of Indenture; (iii) the form of Trust Agreement; (iv) certain resolutions of the Board of Managers of Ford Credit; and (v) certain resolutions of the Board of Managers of the Depositor. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Depositor and Ford Credit and such agreements, certificates of public officials, certificates of officers or other representatives of the Depositor, Ford Credit and others, and such other documents certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     Capitalized terms used but not otherwise defined in this opinion have the meaning specified in the "Usage and Definitions" attached as Appendix A to the Sale and Servicing Agreement to be entered into among Ford Credit, the Depositor and the Trust (the "Sale and Servicing Agreement").

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Depositor and the Trust, had or will have the power, corporate or

Ford Credit Auto Receivables Two LLC
June 13, 2007
Page 2


other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of Ford Credit, the Depositor, the trust and others.

     We express no opinion as to the laws of any jurisdiction other than the Applicable Laws of the State of New York and the State of Delaware. "Applicable Laws" means those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture and the issuance of the Notes, without our having made any special investigation as to the applicability of any specific law, rule or regulation.

     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture, and issued and delivered against payment therefor, the Notes will be legally issued, fully paid and nonassessable and constitute valid and binding obligations of the Trust enforceable against the Trust in accordance with their terms, except to the extent that enforcement may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally, (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (3) and certain of the remedial provisions, including waivers, with respect to the exercise of remedies against the collateral contained in the Indenture may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Indenture, taken as a whole, and the Indenture, taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the security provided thereby.

     In rendering the opinions set forth above, we have assumed that the execution and delivery by the Trust of the Indenture and the Notes and the performance by the Trust of its obligations thereunder will not violate, conflict with or constitute a default under any agreement or instrument to which the Trust or its properties is subject (except that we do not make this assumption with respect to any of the Basic Documents).

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP